Exhibit 99.1

ZILA,INC.	NEWS

5227 North 7th Street · Phoenix, Arizona 85014 · (602) 266-6700 · Fax (602) 234-2264 · www.zila.com

For Immediate Release: 3/09/05                                          Contact: Andrew A. Stevens (602) 266-6700

Zila Announces Results for Its Fiscal 2005 Second Quarter

Phoenix – March 9, 2005 -Zila, Inc. (Nasdaq:ZILA) announced results for its second quarter of fiscal 2005 that ended January 31, 2005. Highlights of those results, compared with the second quarter of fiscal 2004 ended January 31, 2004, are as follows:

•	Net revenues were $13.3 million, a decrease of 2%, compared to net revenues of $13.6 million. Excluding sales of Zila Swab Technologies, Inc. (“IST”) from both periods, net revenues increased by 11%. Net revenues increased 13% in the second quarter of fiscal 2005 compared sequentially to the first quarter of fiscal 2005.

•	Zila Nutraceuticals revenues increased by $1.2 million, or 14%, to $9.8 million. Zila Pharmaceuticals revenues decreased by $1.5 million, or 30%, to $3.5 million. The reduction in sales at IST led to that decline. Sales of ViziLite®, Zila’s screening product for the identification of oral mucosal abnormalities in populations at increased risk for oral cancer, increased nearly five-fold over fiscal 2004’s second quarter and by approximately 84% over sales in the first quarter of fiscal 2005.

•	Gross margin increased to 67% in the second quarter of fiscal 2005 from 59% in the prior year period, driven primarily by lower ascorbic acid costs. Gross profit dollars increased by $0.8 million, or 10%, to $8.8 million from $8.0 million.

•	Marketing and selling expense in the second quarter of fiscal 2005 increased by approximately 45%, to $6.1 million, from $4.2 million, driven largely by Zila Nutraceuticals’ Ester-brand marketing efforts.

•	Research and development spending, primarily in connection with Zila’s OraTest® program, increased by nearly 63%, to $1.6 million from $1.0 million.

•	General and administrative costs decreased 10% to $3.1 million from $3.4 million — further evidence of Zila’s concentration on reducing spending in non-strategic areas in favor of its product development and national marketing campaigns.

•	The net impact of the items discussed above resulted in a net loss for the quarter of $2.7 million, or six cents per share, compared to a loss of $1.0 million, or two cents per share. The second quarter of fiscal 2004 included a gain of $0.5 million from the sale of the company’s headquarters building.

Zila’s Chairman, President and CEO, Doug Burkett, Ph.D., said, “We are encouraged by the increasing acceptance in the marketplace that we are realizing with our ViziLite product. Year-to-date sales of the product are already nearly double the total annual sales volume produced in fiscal 2004 and the pace of sales growth has increased with each new month. We are also very excited about the FDA’s recent clearance to market our Zila® Tolonium Chloride marking product and we believe that this clearance will be beneficial to our efforts to build the market for ViziLite. We remain committed to our efforts to aggressively support Zila Nutraceuticals, our growth business of today, and Zila Pharmaceuticals and Biotechnology, our growth businesses of tomorrow, with the resources required to maximize long-term return. Those costs have accelerated sharply over the last year, as we are launching new products at Nutraceuticals and Pharmaceuticals and advancing our OraTest regulatory effort. While that means that our bottom line is likely to remain under pressure for the near term, it’s consistent with our strategy to generate future growth and become profitable following completion of the OraTest regulatory effort and eventual product launch. Zila anticipates that the cost of the new program is well within its cash availability.”

Zila Nutraceuticals

Net revenues for Zila Nutraceuticals for the three months ended January 31, 2005 increased 14% to $9.8 million compared to $8.6 million for the three months ended January 31, 2004. The revenue gain was driven largely by increased national TV and radio advertising spending, timed to support the launch of Ester-E® and the start of the cold and flu season for Ester-C®.

Gross margins for Zila Nutraceuticals increased to 68% for the three months ended January 31, 2005 compared to 60% for the three months ended January 31, 2004. This increase was caused primarily by lower costs of ascorbic acid resulting from lower-cost extended supply arrangements.

Zila Pharmaceuticals

Net revenues for Zila Pharmaceuticals for the three months ended January 31, 2005 decreased 30%, to $3.5 million, compared to $5.0 million in the prior year period.

Sales for the IST subsidiary (net of intercompany sales) were $115,000 compared to $1.7 million last year, as the contract with its largest customer ended in March 2004. Revenues from our Zilactin® line of products increased 2% compared to the prior year, and a change in annualized purchasing patterns by our largest Peridex® customer reduced the second quarter’s revenue contributions from that product, but we do not expect the change to reduce overall annual Peridex® sales to that customer. Peridex sales to U.S. wholesalers also declined slightly. Sales of ViziLite were nearly five times higher than sales in the comparable prior year quarter.

Gross margins for Zila Pharmaceuticals increased to 62% in the second quarter of fiscal 2005 from 57% in the second quarter of fiscal 2004, due primarily to reductions in the cost of sales for Zilactin and to improvements in the margins for ViziLite.

Zila Biotechnology

Total operating expenses for Zila Biotechnology were $1.9 million for the three months ended January 31, 2005, a 41% increase over the $1.3 million for the three months ended January 31, 2004. Research and development expenses related to the OraTest® program increased 66% to $1.5 million.

Six Months Ended January 31, 2005

Net sales for the six months ended January 31, 2005 decreased 2% to $25.1 million compared to $25.7 million for the comparable period of fiscal 2004. The decline was the result of the loss of a major customer at the company’s IST subsidiary which resulted in IST net revenue declining to $309,000 in fiscal 2005 from $3.3 million in fiscal 2004. Excluding the impact of IST, net sales increased 11% compared to the prior year period. Gross profit increased to $16.5 million for the six months ended January 31, 2005 from $15.1 million in the comparable prior year period. Net loss attributable to common shareholders increased to $5.4 million from $2.5 million in the comparable period of the prior year, due to increased spending for marketing and selling costs and research and development costs in the fiscal 2005 period. Fiscal 2004 also benefited from a $470,000 gain on the sale of the Company’s headquarters building.

Conference Call

Zila, Inc. will host a conference call to discuss these results today at 4:30 p.m. ET, 2:30 p.m. MT. Domestic participants may dial 800-291-8929 up to ten minutes before the scheduled start time and ask for the Zila conference call. Participants calling from outside the United States should dial 706-634-0478. A tape replay of the call will be available for 48 hours beginning at 5:30 p.m. MT on Wednesday, March 9, 2005, by dialing 800-642-1687 and providing the conference ID number 4524371. Participants calling from outside the United States should dial 706-645-9291. In addition, the call will be broadcast over the Internet and can be accessed at http://www.zila.com or http://www.FullDisclosure.com. Investors should visit the website prior to the call to download any necessary audio software.

About Zila

Zila, Inc., headquartered in Phoenix, is an innovator in preventative healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:

•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila Tolonium Chloride (ZTC™) and OraTest® technologies.

•	Zila Pharmaceuticals, marketer of products to promote oral health and prevent oral disease, including ViziLite® oral examination kits, Peridex® prescription periodontal rinse and Zilactin® OTC oral care products.

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C® and Ester-E®, branded, highly effective forms of Advanced Protection vitamins C and E.

For more information about Zila, visit www.zila.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, margins, profitability, cash flows and capital needs, the ability of the Company to maintain required cash flows and cash availability to implement its business plan and appreciation in the market value of Zila’s common stock. Such factors include, but are not limited to: increased competition from current competitors and new market entrants; the Company’s ability to maintain, expand, or in certain cases, regain distribution within new or existing channels of trade for its products; and the market acceptance of the ViziLite® and Ester-E® products and the future gross margins for such products. A wide variety of factors will impact the length, size and expense of the OraTest® clinical program; the FDA’s ultimate decision regarding the OraTest® clinical program and product; the limitations on the indicated uses for the OraTest® product; and the ultimate market reception of the OraTest® product. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Report on Form 10-K for its fiscal year ended July 31, 2004, and its Form 10-Q for the three months ended January 31, 2005, filed with the Securities and Exchange Commission.

(Financial Tables Follow)

Zila, Inc.

Income Statement (Unaudited)
(in thousands — except per share data)

	Quarter Ended		Six Months Ended
	Jan. 31		Jan. 31
	2005	2004	2005	2004
Net Revenues	$13,293	$13,604	$25,112	$25,656
Cost of Products Sold	4,451	5,592	8,595	10,584

Gross Profit	8,842	8,012	16,517	15,072
Operating Costs and Expenses:
Marketing and selling	6,093	4,202	10,855	7,251
General and administrative	3,075	3,414	6,053	7,025
Research and Development	1,633	1,001	3,584	2,269
Depreciation and Amortization	675	759	1,352	1,381

	11,476	9,376	21,844	17,926

Loss From Operations	(2,634)	(1,364)	(5,327)	(2,854)
Other Income (Expenses)
Interest income (expense) net	(11)	(51)	(6)	(102)
Gain on sale of building	—	470	—	470
Other (expense) income	(11)	(16)	(33)	(43)

Pretax loss from operations	(2,656)	(961)	(5,366)	(2,529)
Income tax benefit (expense)	—	—	(2)	—

Net loss	(2,656)	(961)	(5,368)	(2,529)
Preferred stock dividends	(10)	(10)	(20)	(20)

Net loss attributable to common shareholders	($2,666)	($971)	($5,388)	($2,549)
Basic and diluted net loss per common share:	($0.06)	($0.02)	($0.12)	($0.06)
Weighted Average Shares Outstanding:
Basic and Diluted	45,558	45,298	45,528	45,259
EBITDA (a)	($1,970)	($151)	($4,008)	($1,046)

(a)	EBITDA is defined as earnings (loss) before net interest, taxes, depreciation and amortization.

EBITDA Reconciliation
(in thousands)

	Quarter Ended		Six Months Ended
	Jan. 31		Jan. 31
	2005	2004	2005	2004
EBITDA	(1,970)	(151)	(4,008)	(1,046)
Depreciation and Amortization	(675)	(759)	(1,352)	(1,381)
Interest Income (Expense) Net	(11)	(51)	(6)	(102)
Income Tax Benefit (Expense)	—	—	(2)	—

Net Loss	(2,656)	(961)	(5,368)	(2,529)

Net Revenues by Business Unit
(in thousands)

	Quarter Ended			Six Months Ended
	Jan. 31			Jan. 31
	2005	2004	% Change	2005	2004	%Change
Nutraceutical Unit	$9,801	$8,612	14%	$18,522	$15,602	19%
Pharmaceutical Unit (including IST)	3,492	4,992	(30%)	6,590	10,053	(34%)
IST	115	1,686	(93%)	309	3,283	(91%)

Pharmaceutical Unit (excluding IST)	3,377	3,306	2%	6,281	6,770	(7%)
Total Company	$13,293	$13,604	(2%)	$25,112	$25,656	(2%)
Total Company (excluding IST)	$13,178	$11,918	11%	$24,803	$22,373	11%

Management believes that the exclusion of the impact of IST’s revenue decline is meaningful information to provide to investors because it aids in evaluating the revenue generated by the core units of the business and because management continues to evaluate the long-term strategic fit of the IST unit with respect to the rest of the business.

Balance Sheet (Unaudited)
(in thousands)

	Jan 31	JULY 31
	2005	2004
Current Assets	$25,558	$28,868
Property — net	8,929	9,142
Intangibles — net	23,376	23,680
Other	398	419

Total Assets	$58,261	$62,109

Current Liabilities	$9,188	$7,696
Long Term Liabilities	3,943	4,185
Equity	45,130	50,228

Total Liabilities and Equity	$58,261	$62,109